Exhibit 99.1

January 26, 2006

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces SurfCard(tm) Orders Samples

Tulsa, Okla-(BUSINESS WIRE)-January 26, 2006 EnXnet, Inc. (OTCBB:EXNT-news) announces that it has received an order for sample quantities of both the CD and DVD versions of SurfCard(tm) from Interactive Affinities. Interactive Affinities is the Company's marketing associate for the SurfCard(tm) in the "open loop" market, i.e., stored value cards ("SVCs") that are redeemable at almost any location that accepts major or bank credit cards. Interactive will use the samples to launch their marketing efforts for this exciting new product.

ThinDisc(c) technology combines the functionality of a SVC with the electronic capabilities of a CD or DVD. This innovative merging of two products transforms today's ordinary stored value cards (SVC) into a dynamic, interactive marketing and entertainment medium that both engages and informs consumers with compelling media presentations. This product offers unparalleled revenue generating opportunities for "open system" card issuers. Its widespread applications are limited only by the imagination of the issuer.

According to Susan Lynch, director of Global Debit Fraud Management for MasterCard International, prepaid is estimated to be a $2 trillion industry. It's an area that has exploded over the last decade, with most of the growth occurring in the United States.

Closed-loop stored value gift cards are sold or issued by individual retailers for merchandise or services redeemed within their own stores. Open-loop credit cards, debit cards or stored value cards are issued by one of the big credit or debit card companies and used at any location that accepts those cards.

 Almost 50 million adults purchased gift cards in 2004.
 61% spent more than their original amount on the card at the store.
 83% of Americans use gift cards.
 54% of gift card users make more than one trip to the retailer to use up the card's value.

According to The Nilson Report, credit, debit, and stored value card transactions will surpass cash and checks combined in 2009.

SVCs have done more than revolutionize the practice of gift giving.  They have redefined how consumers shop, employers motivate, parents manage spending and retailers boost sales; even how retailers manage their stock.

"Gift cards present a win-win situation for both consumers and retailers," said Tracy Mullin, NRF President and CEO. "Gift cards take the guesswork out of giving and since they take up minimal shelf space, they are easy for retailers to stock and display."

Ryan Corley, President of EnXnet, Inc., had this to say: "This order for SurfCard (tm) "open system" SVC samples will supply a wide range of potential customers for Interactive Affinities' thrilling new product."

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
11333 E. Pine Street
Suite 75
Tulsa, OK 74116
918-592-0015

Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Blue-Sky Solutions, LLC
Stephanie Soleas, 877-4-BLUE-IR
exnt@blueskyir.com